EXHIBIT 99.3

MESCH, CLARK & ROTHSCHILD, P.C.
259 N. Meyer Avenue
Tucson, Arizona 85701
Phone: (520) 624-8886
Fax: (520) 798-1037

By:	Scott H. Gan, #6568
38052-1/spb

UNITED STATES BANKRUPTCY COURT

DISTRICT OF ARIZONA

In re:	)	Chapter 11
	)	No. B-98-02021-PHX-JMM
GATEWAY DATA SCIENCES	)
CORPORATION,	)	ORDER CONFIRMING TRUSTEE’S
	)	MODIFIED PLAN OF REORGANIZATION
Debtor.	)
)

The chapter 11 Trustee/Plan Administrator, Lowell E. Rothschild, having filed a Motion to Modify the Trustee’s Plan Dated March 22, 2002 (the “Plan”) and this Court’s Order confirming the Plan (the “Order”), and a Motion to Confirm the Modified Plan; these motions having been noticed to all creditors and parties-in-interest; the notice having provided opportunity for the filing of objections to the Trustee/Plan Administrator’s proposed modifications to the Plan and the Order; no objections having been filed; the Court being fully advised in the premises and good cause appearing:

THE COURT FINDS AND CONCLUDES AS FOLLOWS:

1.     This matter represents a core proceeding in which this Court may enter final and dispositive orders in accordance with 28 U.S.C. §§ 1334 and 157(b)(2)(L).

2.     In accordance with Bankruptcy Code § 1125, the Court finds and concludes that the Trustee’s modifications to the Plan and the Order were proposed in compliance with all applicable bankruptcy laws, rules and regulations governing the adequacy of disclosure. The Court finds that the notice of the proposed confirmation of the Plan as modified and the entry of the Order confirming the Plan as modified was appropriate and adequate under the Bankruptcy Code and Rules.

3.    The Court finds and concludes that the Trustee/Plan Administrator’s proposed amendments to Paragraphs 1.44 (Effective Date), 1.57 (GDSC Plan Funding Contribution), 1.61 (Gordon Cash Contribution), 7.4.4 (Conditions to Effective Date of the Trustee’s Plan), of the Plan, and Paragraphs 11 and 12 of the Order to reflect that the Trustee/Plan Administrator, in his business judgment, has agreed to extend the time for payment of a portion of the GDSC Plan Funding Contribution and the Gordon Cash Contribution until June 30, 2003, based on the Trustee/Plan Administrator’s receipt of a secured promissory note from GDSC in the principal sum of $20,000 representing the balance of GDSC’s Plan Funding Contribution, and a secured promissory note from Michael and Lauren Gordon in the principal sum of $50,000 representing the balance of the Gordon Cash Contribution are reasonable under the circumstances and should be approved.

4.     The Court finds and concludes that the Trustee/Plan Administrator has established that the Plan has not been substantially consummated.

5.     The Court finds and concludes that the Trustee/Plan Administrator has established circumstances warranting the Court granting the Motion to Modify the Plan and the Order.

6.     The Court finds and concludes that the Trustee/Plan Administrator in proposing the modifications to the Plan and the Order has acted in good faith, and appropriately exercised his business judgment. Accordingly, the Court finds and concludes that the Trustee/Plan Administrator and his attorneys and advisers are entitled to those protections afforded to such persons while acting in their representative capacities by the Bankruptcy Code and pursuant to non-bankruptcy law.

7.    The Court finds and concludes that the pursuant to 11 U.S.C. § 1127(b) and Article 13 of the Plan this Court retained jurisdiction to approve the Trustee/Plan Administrator’s proposed modifications to the Plan and the Order.

8.     The Court finds and concludes that the proposed modifications to the Plan and the Order do not materially or adversely change the treatment of any Creditor or holder of an Equity Interest who has previously cast a Ballot to either accept or reject the Plan. Accordingly, no further disclosure of information, solicitation of votes, or voting is required.

NOW, THEREFORE, in light of the foregoing Findings of Fact and Conclusions of Law:

IT IS HEREBY ORDERED as follows:

A)    Approving the Trustee/Plan Administrator’s modifications of the Plan, and this Court’s previous Order confirming the Plan as set forth below:

1)	The Plan at paragraph 1.57 is modified to reflect that GDSC will pay $20,000 of the GDSC Plan Funding Contribution on or before June 30, 2003;

2)	The Plan at paragraph 1.61 is modified to reflect that Gordon will pay $50,000 of the Gordon Cash Contribution on or before June 30, 2003;

3)
The Plan at paragraphs 1.44 (Effective Date) and 7.44 (Conditions to Effective Date of the Plan) are modified to reflect that the Plan will be immediately effective upon the Trustee/Plan Administrator’s receipt of the executed promissory notes and related security agreements by GDSC and Gordon as described in this motion;

4)
This Court’s prior Order confirming the Plan at paragraphs 11 and 12 are modified to reflect that $20,000 of the GDSC Plan Funding Contribution and $50,000 of the Gordon Cash Contribution will be paid on or before June 30, 2003.

B)	In all other respects this Court’s prior Order confirming the Plan remains in full force and effect;

C)	The Plan as modified by this Order is CONFIRMED.

DATED: December 5, 2002.

/s/ James M. Marlar
James M. Marlar,
Judge, United States Bankruptcy Court